Exhibit 10.22

        SETTLEMENT AGREEMENT ("Agreement") dated as of July 30, 2002 among Universal Access, Inc. ("Universal"), Sphera Optical Networks, Inc. ("Sphera Inc.") and Sphera Optical Networks N.A., Inc. ("Sphera N.A." and, together with Sphera Inc., the "Debtors"), Lance Boxer ("Boxer"), Louise Bell ("Bell"), Todd Constable ("Constable"), Scott Ryan ("Ryan"), and Rich Van Leeuwen ("Van Leeuwen" and, together with Boxer, Bell, Constable and Ryan, the "Executives"), Finn Dixon & Herling LLP ("FDH"), on behalf of the entities listed on Schedule I (the "Bridge Noteholders"), and the Committee (as defined below).

        WHEREAS, on February 11, 2002, the Debtors filed voluntary petitions for relief under chapter 11, title 11 of the United States Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the District of New Jersey (the "Court") and, since such date, have continued in the operation of their businesses and management of their properties as debtors in possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

        WHEREAS, pursuant to Section 1102 of the Bankruptcy Code, an official committee of unsecured creditors (the "Committee") was appointed in the Debtors' jointly administered cases on February 27, 2002;

        WHEREAS, on March 13, 2002, Universal and the Debtors entered into an Amended and Restated Post-Petition Loan and Security Agreement (the "Loan Agreement") pursuant to which Universal, subject to the satisfaction of certain conditions, agreed to provide loans up to a maximum amount of $2,100,000 to the Debtors;

        WHEREAS, on March 22, 2002, the Court issued a Final Order Authorizing Debtors to Obtain Post-Petition Financing Pursuant to Section 364 of the Bankruptcy Code and Granting Liens, Security Interests and Super-Priority Claims (the "Financing Order");

        WHEREAS, during the months of February and March 2002, the Debtors and Universal negotiated an Amended and Restated Asset Purchase Agreement (the "Asset Purchase Agreement"), pursuant to which, among other things, it was contemplated that Universal would acquire substantially of the Debtors' assets pursuant to a sale under Section 363 of the Bankruptcy Code;

        WHEREAS, on March 28, 2002, the Debtors filed a verified Motion for an Order Pursuant to Bankruptcy Code Sections 105, 363, and 365 Authorizing and Approving (1) the Sale of Certain Assets of Debtors' Estate and (2) the Assumption and Assignment or Rejection of Executory Contracts and Leases;

        WHEREAS, disputes arose between Universal and the Debtors regarding whether the parties intended to include certain provisions in the Asset Purchase Agreement;

        WHEREAS, on April 19, 2002, Universal filed a motion with the Court seeking, among other things, repayment of the advances made to Debtors under the Loan Agreement and Financing Order and a declaration terminating Universal's obligations under the Loan Agreement and the Asset Purchase Agreement (the "Universal Motion");

        WHEREAS, on April 22, Sphera filed a response to the Universal Motion and instituted an adversary proceeding against Universal (the "Adversary Proceeding") by filing a complaint seeking injunctive relief, which complaint was subsequently amended to include a claim for damages (the "Sphera Complaint");

        WHEREAS, on April 25 and April 30, 2002, the Court conducted hearings (the "Hearings") on the issues that were raised in the Universal Motion and the Sphera Complaint;

        WHEREAS, after the Hearings, the Court directed Universal to advance the sum of $859,185 to the Committee to be held for the benefit of the Debtors' estates, bringing the total amount advanced by Universal under the Loan Agreement to approximately $2.1 million;

        WHEREAS, on May 20, 2002 Universal filed with the Court its answer to the Sphera Complaint and counterclaims against the Debtors (the "Universal Counterclaims") and a motion to dismiss certain counts of the Sphera Complaint;

        WHEREAS, the Bridge Noteholders are holders of promissory notes of Sphera Inc. dated January 2, 2002 (the "Bridge Notes");

        WHEREAS, the Debtors contend that claims in respect of the Bridge Notes are required to be subordinated to general unsecured claims against the Debtors, and the Debtors and the Bridge Noteholders wish to resolve any potential disputes relating thereto;

        WHEREAS, each of the Executives is party to a Key Employee Retention Agreement that was executed with Universal and, in part, by the Debtors (each a "Retention Agreement," collectively, the "Retention Agreements")

        WHEREAS, pursuant to each Retention Agreement, the Executive would be entitled to a retention bonus payment under certain circumstances, and the Executives, Universal and the Debtors wish to resolve any disputes relating to claims under the Retention Agreements; and

        WHEREAS, the Debtors have asserted that certain payments received by Boxer and Bell constitute voidable preferences under Section 547 of the Bankruptcy Code and Boxer, Bell and the Debtors wish to resolve all claims and disputes relating thereto;

        NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

        1.    Initial Payments.    On the date an order of the Court approving this Agreement becomes a final order (not subject to appeal) pursuant to a joint motion for such approval, as referenced in paragraph 11 below (the "Approval Date"), (i) the Debtors shall pay to Universal the sum of $425,000 in partial satisfaction on its claims relating to the amounts advanced by Universal for the benefit of the Debtors' estates pursuant to the Loan Agreement, Financing Order and other orders of the Court, (ii) Universal shall pay to the Executives the sum of $305,625 to be allocated among the Executives as set forth on Schedule II hereto, (iii) Boxer shall pay to the estate of Sphera N.A. the sum of $125,000 and (iv) Bell shall pay to the estate of Sphera N.A. the sum of $25,000. Boxer and Bell shall be obligated to make the foregoing payments solely from amounts received from Universal under the preceding clause (ii). The foregoing payments shall be effected as follows: (x) the Debtors shall make a net payment to Universal of $119,375, (y) the Debtors shall make payments to the Executives in the following amounts: Boxer, $0; Bell, $27,500, Van Leeuwen, $49,375; Ryan $46,250; and Constable $32,500; and (z) the Debtors shall retain $125,000 in satisfaction of Boxer's payment obligation and $25,000 in satisfaction of Bell's payment obligation.

        2.    Liquidating Plan and Payment of Certain Administrative Claims.    The Debtors shall submit with the Court, within 30 days from the Approval Date, a liquidating plan of reorganization (the "Debtors' Plan") which shall provide, among other things, for: (i) the payment in full of all fees and expenses of counsel and other professionals that have been retained by the Debtors and the Committee that are approved by the Court as reasonable and necessary ("Approved Professional Fees"), after a hearing is held on the approval of the respective professionals' application for approval of payment of fees/expenses (the "Fee Applications"); and (ii) after the payment of Approved Professional Fees, for (a) subject to paragraph 3 below, the payment to Universal of $250,000, less $82,000 (representing unsecured claims of the Debtors against Universal as of the date hereof) (the "Universal Payables"), in satisfaction of its allowed super-priority secured claim relating to its advances of funds under the Loan Agreement, Financing Order and other orders or court, Order, (b) the payment of $100,000 to the Bridge Noteholders in satisfaction of allowed claims relating to the Bridge Notes to be allocated among the Bridge Noteholders pro rata based on the respective amounts of the principal of the Bridge Notes held by them and (c) subject to paragraph 3 below, the payment of $500,000 in satisfaction of all allowed general unsecured claims against the Debtors, allocated among the creditors holding such claims pro rata based on the respective amounts of their claims. It is expressly acknowledged by Universal and the Bridge Noteholders that the foregoing payments shall be made to fully satisfy the secured portion of their respective claims against the Debtors' estates.

        3.    Shortfalls/Surplus in Projected Funds for Distribution.    The Debtors' Plan shall provide that (x) to the extent the funds available to Debtors at the date of consummation of the Debtors' Plan, excluding amounts necessary to pay Approved Professional Fees and any other allowed administrative claims, are less than $768,000, (i) the payment to be made to Universal pursuant to clause (ii)(a) of paragraph 2 (and the corresponding allowed super-priority claim) shall be reduced by 50% of the shortfall and (ii) the aggregate payment to be made to holders of general unsecured claims pursuant to clause (ii)(c) of paragraph 2 shall be reduced by 50% of the shortfall (and the pro rata payment to be made to each holder of such a claim shall be correspondingly reduced) and (y) to the extent the funds available to Debtors at the date of consummation of the Debtors' Plan, excluding amounts necessary to pay Approved Professional Fees and any other allowed administrative claims, exceed $818,000, (i) the payment to be made to Universal pursuant to clause (ii)(a) of paragraph 2 (and the corresponding allowed super-priority claim) shall be increased by 50% of the excess and (ii) the aggregate payment to be made to holders of general unsecured claims shall be increased by 50% of the excess (and the pro rata payment to be made to each holder of such a claim shall be correspondingly increased).

        4.    Representation Regarding Financial Statements.    Attached hereto as Schedule III is a schedule of the Debtors' assets and liabilities (including liabilities to professionals) as of July 19, 2002, which has been prepared based on information available to the Debtors as of the date hereof. No individual employee or director of the Debtors, or either of them, shall have any liability whatsoever with respect to the information set forth on Schedule III.

        5.    Payments to Certain Executives.    Provided that at least $500,000 is available for distribution to general unsecured creditors of the Debtors pursuant to a plan of reorganization (or, in the event the Debtors' proceedings are converted to proceedings under Chapter 7 of the Bankruptcy Code, pursuant to such proceedings), each of Ryan and Constable shall be entitled to a $25,000 bonus payments from the Debtors' estates prior to the distribution of any amounts other than those provided for in paragraph 2 (without taking into account paragraph 3).

        6.    Characterization of Remaining Portion of Universal's Claim and the Bridge Noteholders' Claims.    Regardless of whether the Debtors' Plan is confirmed, Universal acknowledges, and the Debtor agrees, that provided it receives an amount equal to the distributions to which it is entitled pursuant to paragraphs 1 through 3 hereof, the outstanding balance of its claim against the Debtors for funds advanced under the Loan Agreement, Financing Order and other orders of the Court shall be deemed an allowed general unsecured claim. The Bridge Noteholders agree that, so long as they receive in the aggregate at least $100,000 in respect of their claims against the Debtors in relation to the Bridge Notes, all of their remaining claims under and with respect to the Bridge Notes shall constitute general unsecured claims. Neither Universal nor the Bridge Noteholders shall include any interest component in their secured or unsecured claims. The general unsecured claims of Universal and the Bridge Noteholders provided for in this paragraph 5 shall be entitled to participate on a pro rata basis in amounts allocated to general unsecured claimants under the Debtors' Plan, if confirmed.

        7.    Escrow for Bridge Noteholders.    Funds to be distributed to the Bridge Noteholders shall be held in escrow until the amount of $100,000 (with respect to the amount to be distributed to Bridge Noteholders under paragraph 2) has been accumulated. In the event that $100,000 is available for distribution to the Bridge Noteholders within 30 days of the effective date of the Debtors' Plan (the "Effective Date"), such amount shall be promptly released to the Bridge Noteholders in satisfaction of the amount to be received by the Bridge Noteholders under paragraph 2. In the event that $100,000 is not available for distribution to the Bridge Noteholders within 30 days of the Effective Date, the Bridge Noteholders, through FDH, may elect to (i) withdraw from this Agreement and terminate the releases exchanged among the Bridge Noteholders and the other parties pursuant to paragraph 10 (it being understood that this Agreement and the agreements reached herein among the other parties, and the releases exchanged among the other parties pursuant to paragraph 10, will otherwise be unaffected) or (ii) affirm its election to participate herein, in which event all escrowed funds shall be released to the Bridge Noteholders and the Bridge Noteholders will be entitled to receive, in accordance with the terms hereof, all other payments to be made to them hereunder (including the portion of the $100,000 referred to in paragraph 2 not covered by the escrow funds). In the event the Bridge Noteholders, through FDH, do not unanimously elect withdrawal and termination in accordance with clause (i) of the preceding sentence within 45 days of the Effective Date, they will be deemed to have elected to be treated in accordance with clause (ii) and to have so affirmed. No funds will be distributed pursuant to paragraphs 2 or 3 to Universal or to general unsecured creditors until the first to occur of (x) the distribution of $100,000 to the Bridge Noteholders (with respect to the amount to be distributed to Bridge Noteholders under paragraph 2) and (y) the termination of the Bridge Noteholders' participation in this Agreement in accordance with this paragraph 7.

        8.    Support for the Debtors' Plan.    The Committee, the Bridge Noteholders, the Executives and Universal agree to support, not to file any objection to and to take all reasonable steps to consummate, and the Committee agrees to recommend to holders of allowed general unsecured claims the acceptance of, the Debtors' Plan, including interim requirements such as obtaining approval of a disclosure statement. This Agreement binds the Committee and the Debtors to pursuing the Debtors' Plan, its solicitation, acceptance, confirmation and consummation in accordance with applicable law. However, it is understood that no votes are being cast or solicited by this Agreement.

        9.    No Other Claims.    Each of Universal, the Executives and the Bridge Noteholders agree not to make any claims against the Debtors other than those contemplated by this Agreement.

        10.    Chapter 7 Conversion.    None of the Committee, the Executives, the Bridge Noteholders or Universal shall seek or support conversion of the Debtors' proceedings to proceedings under Chapter 7 of the Bankruptcy Code.

        11.    Releases.    The exchange among the parties of the consideration provided for herein shall constitute a full and final resolution of all disputes among them, and no payment to be made pursuant hereto shall be subject to any set-off, counter-claim, avoidance or other reduction of any kind or nature whatsoever. On the Approval Date, Universal, the Debtors, the Executives and the Bridge Noteholders shall exchange with one another releases in substantially the form attached as Exhibit A. It is acknowledged that the release to be signed by the Bridge Noteholders will be signed by FDH on behalf of the Bridge Noteholders. The Bridge Noteholders shall be deemed to be parties to this Agreement for all purposes, including without limitation for purposes of the releases.

        Notwithstanding the foregoing, with respect to Universal and the Bridge Noteholders only, it is expressly understood that the releases will exclude claims relating to warrants to purchase shares of common stock of Universal that have been granted to certain of the Bridge Noteholders and related rights and obligations as prescribed by the Note and Warrant Purchase Agreement executed by the Bridge Noteholders and Universal.

        12.    Dismissal of the Adversary Proceeding and Universal Counterclaims.    Universal and the Debtors acknowledge that the benefits conferred by this Agreement outweigh the risks and costs associated with protracted litigation. Any purchase agreement that was negotiated or executed by Universal and the Debtors, including the Asset Purchase Agreement, is deemed to have been mutually terminated by Universal and the Debtors. The Debtors and Universal shall execute and file a joint stipulation in the form of the attached Exhibit B for dismissal of the Sphera Action and the Universal Counterclaims with prejudice.

        13.    Joint Motion for Approval.    The parties will file a joint motion for Court approval of this Agreement and will use their best efforts to secure such order, which order will be in form and substance reasonably satisfactory to parties and will recite, among other things, that the Agreement is entered into in good faith and in the ordinary course of business, and such order will be entered after notice and a hearing before the Court. The parties shall bear their own costs, fees, and attorneys' fees in all respects in connection with the Adversary Proceeding, the Universal Counterclaims and this Agreement, including without limitation any federal, state, local or foreign tax costs.

        14.    No Admission.    The parties agree that this Agreement is made and entered into to resolve disputed claims and solely for the purpose of avoiding protracted and burdensome litigation proceedings based on the disputed claims, counterclaims, demands, and causes of action released on dismissal by this Agreement. Nothing herein is intended, nor shall be construed as, an admission of liability or finding of wrongdoing by any party.

        15.    Disclosure.    The parties agree that while the terms of this Agreement are not confidential, neither they nor their attorneys, agents or employees acting on their behalf will, except to the extent required by applicable law or regulation (including the rules of The Nasdqaq Stock Market, Inc. and the Securities and Exchange Commission), issue a press release, hold a press conference, or make affirmative statements to the media regarding the terms of this Agreement.

        16.    Governing Law.    This Agreement is made and entered into in the State of New Jersey and shall be construed and interpreted in accordance with its substantive laws, without reference to New Jersey's choice of law or conflict of laws principles. This Agreement is subject to approval by the United States Bankruptcy Court for the District of New Jersey, which shall retain jurisdiction over this matter for the purposes of entering an order dismissing the Sphera Action and the Universal Counterclaims with prejudice and enforcing the terms of this Agreement and any plan of reorganization incorporating the terms of this Agreement. The parties acknowledge and agree that they would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated by monetary damages alone. Accordingly, the parties agree that, in addition to any other right or remedy to which a non-breaching party may be entitled, at law or in equity, he, she, or it will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of the provisions of this Agreement, without posting any bond or other undertaking.

        17.    Merger; Changes.    This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (together with the exhibits and schedules hereto) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. There are no understandings or agreements, verbal or otherwise, in relation thereto, between or among the parties except as expressly set forth in this Agreement. The terms and conditions of this Agreement cannot be changed or modified in any respect except in a written instrument that is signed by the party against whom the change or modification is to be enforced.

        18.    Successors, Assigns and Miscellaneous.    This Agreement is binding upon and shall inure to the benefit of the parties and their respective successors and assigns. If any part of this Agreement for any reason is declared invalid, such declaration shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if the Agreement had been executed without the invalid provision thereof. This Agreement may be executed in one or more counterparts, including facsimile counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same Agreement.

        19.    No Other Promises; Authority.    The parties acknowledge and agree that in deciding to execute this Agreement each has relied entirely upon their own respective judgment and has entered into the Agreement in the exercise of such judgment in the absence of duress or coercion. Each party has had the opportunity to consult with, and select counsel of their own choosing, the Debtors being represented by the firm Wollmuth Maher & Deutsch, Universal being represented by Baker & McKenzie, the Committee being represented by Lowenstein Sandler, the Bridge Noteholders being represented by Finn Dixon & Herling, and the Executives having made the decision not to be represented by counsel. Each party represents that it has appropriate authority to execute this Agreement and consummate the transactions contemplated herein. The promises, representations and covenants contained herein represent the parties' agreement, and supersede and other prior understandings.

Dated: July 30, 2002

UNIVERSAL ACCESS, INC.
	By	/s/ PATRICK SHUTT
	Name:	Patrick Shutt
Title:

SPHERA OPTICAL NETWORKS N.A., INC.
By	/s/ SCOTT T. RYAN Name: Scott T. Ryan Title: General Counsel
SPHERA OPTICAL NETWORKS, INC.
By	/s/ SCOTT T. RYAN Name: Scott T. Ryan Title: General Counsel
/s/ LANCE B. BOXER Lance B. Boxer
/s/ LOUISE BELL Louise Bell
/s/ TODD CONSTABLE Todd Constable
/s/ SCOTT RYAN Scott Ryan
/s/ RICHARD VAN LEEUWEN Richard Van Leeuwen

FINN DIXON & HERLING LLP, on behalf of the Bridge Noteholders
By	/s/ EDWARD R. WEISS Name: Edward R. Weiss Title: Partner
LOWENSTEIN SANDLER PC, on behalf of the Official Committee of Unsecured Creditors
By	/s/ SHARON L. LEVINE Name: Sharon L. Levine Title: Counsel to Official Committee of Unsecured Creditors

Schedule I

Bridge Noteholders

Oak Investment Partners IX, Limited Partnership
Oak IX Affiliates Fund, L.P.
Oak IX Affiliates Fund-A, L.P.
Mayfield Associates Fund V, a Delaware limited partnership
Mayfield Principals Fund II, a Delaware limited partnership
Mayfield XI, a Delaware limited partnership
Mayfield XI Qualified, a Delaware limited partnership
Quantum Industrial Partners LDC
SFM Domestic Investments LLC

Schedule II

Retention Bonus Settlement Payments

Lance Boxer	$125,000
Louise Bell	$52,500
Richard Van Leeuwen	$49,375
Scott Ryan	$46,250
Todd Constable	$32,500

Schedule III

Sphera Optical Networks
Sources & Uses Schedule(a)

ASSETS	$
Checking Account Cash(b)	$796,870.45
Chief Executive Contribution	$125,000.00
Chief Financial Officer Contribution	$25,000.00
DIP Loan Proceeds with Creditor Committee	$486,620.00
Accounts Receivable Collections(c)	$200,242.47
Real Estate & Other Cash Security(d)	$239,148.67
Miscellaneous Sphera Asset Sale Proceeds	$5,000.00

TOTAL SOURCES(e)	$1,880,881.59

PROJECTED ADMINISTRATIVE CLAIMS & OPERATING EXPENSES(h)	$
Wollmuth Maher & Deutsch(f)	$298,000.00
Lowenstein Sandler	$90,000.00
Committee Consultant	$36,000.00
Gibbons Del Deo(f)	$47,000.00
Swidler Berlin	$5,000.00
UAXS DIP Loan Repayment (Current)	$425,000.00
OnFiber Administrative Mechanics Lien	$13,000.00
Time Warner	$10,162.00
Horizon Healthcare	$13,000.00
POP Landlord Claims	$22,500.00
Projected Operating Expenses(g)	$73,732.95

TOTAL USES	$1,035,394.95

NOTES:

(a)
Source and Use Schedule as of July 19, 2002.

(b)
Includes $400,000 from OnFiber which reflects the cash portion of their purchase price for the majority of Sphera's assets

(c)
Includes UAXS receivable at estimated settlement amount of $82,000.

(d)
Assumes real estate and other security deposit recapture that Debtors believe are achievable (i) $53,973 for Raritan Plaza, (ii) $95,500 for 666 Third Avenue; (iii) $81,679 for 75 Broad LLC; and (iv) $7,995 from CoreServices.

(e)
Assumes zero value for Sphera's European fiber IRU's in London and Amsterdam (There is no assurance that a sale will occur, or if a sale occurs, the amount of proceeds therefrom).

(f)
Reflects amount in excess of remaining retainer.

(g)
Reflects projected operating expenses and projected rent, Internet and miscellaneous benefit and consulting expenses through September.

(h)
Projected information is based on assumptions deemed reasonable by the Debtors. There is no assurance that actual results will not vary from the projected amounts.

EXHIBIT A

EXHIBIT A

FORM OF RELEASE

        This RELEASE (the "Release") is executed as of the      day of                2002, by [releasor(s)] in favor of the parties specified below, and is delivered in furtherance, and as part of, that certain Settlement Agreement dated as of July 30, 2002 (the "Agreement"), that was executed by and among, Sphera Optical Networks N.A., Inc. and Sphera Optical Networks, Inc. (collectively, "Sphera"), Universal Access, Inc. ("Universal"), Lance Boxer, Scott Ryan, Louise Bell, Todd Constable and Rich Van Leeuwen (collectively, the "Executives"). Finn Dixon & Herling LLP, on behalf of certain entities listed in Schedule I of the Agreement (the "Bridge Noteholders") and the Committee (as that term is defined in the Agreement). Unless otherwise defined, capitalized terms used herein shall have the same meanings as prescribed in the Agreement.

        Upon the Approval Date:

        [releasor(s)], on behalf of itself and its estate, shareholders, officers, directors, attorneys, accountants, present and former employees, agents, any party acting on its behalf, whether by operation or law of statute, and the successors and assigns of the foregoing, releases absolutely and forever discharges [delete clause that describes releasor(s)] (i) the Debtors, any party acting on behalf of either of them, whether by operation of law or statute, their affiliates, shareholders, officers, directors, attorneys, accountants, present and former employees and agents and the successors and assigns of the foregoing (ii) Universal and it parent company, any party acting on its or its parent's behalf, whether by operation of law or statute, its and its parent company's affiliates, shareholders, officers, directors, attorneys, accountants, present and former employees and agents, and the successors and assigns of the foregoing, (iii) the Executives and their heirs, estates, executors, administrators and personal representatives and (iv) the Bridge Noteholders, any party acting on behalf of any of them, whether by operation of law or statute, and their affiliates, partners, members, shareholders, officers, directors, attorneys, accountants, present and former employees, agents, and the successors and assigns of the foregoing from any and all claims, charges, demands, debts, liabilities, accounts, reckonings, obligations, actions, sums of money, claims in equity, rights, damages, personal injuries, loss of wages, damages to property, actions for sanctions, attorneys' fees and causes of action of every kind and nature whatsoever, now or in the future, whether or not known or suspected at this time, whether fixed or contingent, whether anticipated or unanticipated, liquidated or unliquidated by reason of any matter, cause, thing, charge, claim, right or action whatsoever occurring on or prior to the date of this Release and based upon, arising out of, or related to (a) any transactions or events relating to Sphera and/or the conduct of Sphera's business, (b) the filing of Sphera's bankruptcy petitions and the events leading thereto, (c) Universal's contemplated acquisition of the assets of Sphera in the Bankruptcy Case or its termination thereof; (d) Universal's extension of financing to Sphera during the pendency of Sphera's bankruptcy proceedings or Universal's termination thereof; (e) matters that were, or could have been, raised by the Sphera Releasing Parties or Universal in that certain adversary proceeding captioned Sphera Optical Networks N.A., Inc. v. Universal Access, Inc., including in relation to the counterclaim asserted by Universal therein or Sphera's defenses thereto; (f) any loan agreement or facility between any of the Bridge Noteholders and Universal (or its affiliates); and (g) any claim which any of the releasing parties may have against any of the released parties and which could (if not for this Release) have been brought in the Bankruptcy Case or any proceeding relating thereto.

        Notwithstanding the foregoing, this Release shall not release or impair in any way any claim (i) for the enforcement of the Settlement Agreement, (ii) [Sphera release only] for payment of accounts payable in favor of Sphera in the amount of $82,000 or (iii) [Universal/Bridge Noteholder releases only] relating to warrants to purchase shares of common stock of Universal that have been granted to certain of the Bridge Noteholders and related rights and obligations as prescribed by the Note and Warrant Purchase Agreement executed by the Bridge Noteholders and Universal.

[releasor signature lines]

EXHIBIT B

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF NEW JERSEY

In re: SPHERA OPTICAL NETWORKS N.A., INC. and SPHERA OPTICAL NETWORKS, INC.,	Case No. 02-37471 (MS) (Jointly Administered) Chapter 11
Debtors.
SPHERA OPTICAL NETWORKS N.A., INC. and SPHERA OPTICAL NETWORKS, INC.,
Adversary Proc. No. 02-3453
Plaintiffs,
vs.
UNIVERSAL ACCESS, INC.,
Defendant.

STIPULATION AND AGREED ORDER OF DISMISSAL

        This STIPULATION and AGREED ORDER of DISMISSAL is executed this      day of August, 2002, by and among Sphera Optical Networks, N.A., Inc. Sphera Optical Networks, Inc. (collectively, the "Debtors") on the one hand, and Universal Access, Inc. ("Universal"), on the other.

        WHEREAS, on April 22, 2002, the Debtors commenced the above-captioned adversary proceeding when they filed their Complaint, as subsequently amended thereafter (the "Complaint") against Universal;

        WHEREAS, on May 20, 2002, Universal filed Counterclaims against the Debtors (the "Counterclaim"); and

        WHEREAS, the parties have entered into good faith negotiations, and, subject to court approval, have resolved all differences between them (the "Settlement"); accordingly

        IT IS HEREBY STIPULATED AND AGREED:

          1.    The Complaint be, and hereby is, dismissed with prejudice.

          2.    The Counterclaim be, and hereby is, dismissed with prejudice.

          3.    Each party will bear their own fees and costs in connection with this matter.

          4.    Notwithstanding the dismissal of the various claims, nothing shall constitute a waiver of the parties' various obligations under the Settlement.

SPHERA OPTICAL NETWORKS, N.A., INC. SPHERA OPTICAL NETWORKS, INC.	UNIVERSAL ACCESS., INC.
By:	By:

David Wollmuth Wollmuth Maher & Deutsch 500 Fifth Avenue New York, New York 10110 (212) 382-3300	Anthony Stamato Baker & McKenzie One Prudential Plaza Chicago, Illinois 60601 (312) 861-8000
Counsel for the Debtors	Counsel for Universal
SO ORDERED

Hon. Morris Stern United States Bankruptcy Judge
Date:	August , 2002 Newark, New Jersey